Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2013 RESULTS AND INCREASES ITS QUARTERLY DIVIDEND TO $0.68

Purchase, New York, July 24, 2013 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter ended June 30, 2013.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.66 per fully diluted common share for the second quarter of 2013, an increase of 7.8% from the second quarter of 2012.

•	TAL reported leasing revenues of $139.5 million for the second quarter of 2013, an increase of 9.1% from the second quarter of 2012.

•
TAL continues to achieve outstanding operational performance. Utilization averaged 97.5% for the second quarter of 2013 and TAL has purchased over $470 million in new and sale-leaseback containers for delivery in 2013.

•	TAL announced a $0.02 increase in its quarterly dividend to $0.68 per share payable on September 24, 2013 to shareholders of record as of September 3, 2013.

Financial Results

The following table depicts TAL’s selected key financial information for the three and six months ended June 30, 2013 and 2012 (dollars in millions, except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Adjusted pre-tax income(1)	$55.9	$51.9	7.7%	$110.7	$99.9	10.8%
Adjusted pre-tax income(1) per share	$1.66	$1.54	7.8%	$3.29	$2.97	10.8%
Leasing revenues	$139.5	$127.9	9.1%	$276.6	$251.0	10.2%
Adjusted EBITDA(1)	$144.6	$135.7	6.6%	$286.5	$264.0	8.5%
Adjusted net income(1)	$36.1	$33.6	7.4%	$71.6	$64.7	10.7%
Adjusted net income(1) per share	$1.07	$1.00	7.0%	$2.13	$1.92	10.9%
Net income	$37.9	$29.3	29.4%	$75.4	$62.2	21.2%
Net income per share	$1.12	$0.87	28.7%	$2.24	$1.85	21.1%
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Effective October 1, 2012, TAL increased the estimated residual values used in its equipment depreciation calculations. The increase in estimated residual values resulted in a decrease in depreciation expense of $5.0 million in the second quarter of 2013 and $9.9 million in the six months ended June 30, 2013 compared to what it would have been using the prior residual value estimates.

Operating Performance

"TAL continued to achieve outstanding operational and financial results in the second quarter of 2013," commented Brian M. Sondey, President and CEO of TAL International. "TAL generated $1.66 of Adjusted pretax income per share, which represents a new record level of financial performance for TAL. Our income continues to be supported by very high utilization. Our utilization averaged 97.5% for the second quarter, and stood at 97.4% as of July 24, 2013. Our profitability in the second quarter was also boosted by a decrease in our average effective interest rate. During the second quarter we took advantage of the very low interest rate environment to refinance several debt facilities and extend and lower the fixed rates on a large portion of our interest rate swap portfolio.”

“Our market environment continues to support our high utilization and strong financial performance. The overall supply and demand balance for containers remains generally favorable, as procurement of new containers remains tightly connected to the growth in global containerized trade. However, trade growth for 2013 now seems likely to fall below initial expectations, and the environment for new investment has been more challenging. Alphaliners is currently projecting global containerized trade growth of 4.2% in 2013, down from their projection of 5.5% in January. In addition, a number of our shipping line customers have increased their container purchases this year, perhaps to take advantage of a reduction in new container prices, and the leasing share of new container procurement will likely fall toward 50% in 2013, after reaching an estimated 65% last year. New investment opportunities have been more limited in this environment and market leasing rates have become more aggressive. Nonetheless, TAL has been able to take advantage of our strong customer relationships and extensive supply capability to generate a solid volume of new business, and we have purchased over $470 million of new and sale-leaseback containers for delivery in 2013.”

Outlook

Mr. Sondey continued, “We currently expect our market environment to hold fairly steady as we head into the second half of the year. We expect our utilization to remain high and expect our leasing revenue will continue to grow as containers committed to lease are picked up. We will also benefit from a full quarter impact of lower interest rates from the refinancing activity that occurred throughout the second quarter. However, we expect used container sale prices will continue to moderate and cause our disposal gains to continue to trend down to historically normal levels. Overall, we expect our pretax income will hold steady or increase slightly from the second quarter of 2013 to the third.”

Dividend

TAL’s Board of Directors has approved and declared a $0.68 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 24, 2013 to shareholders of record at the close of business on September 3, 2013. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter. The increase reflects our continued strong performance, the growth in our recurring leasing revenues and our general expectations that our market environment will remain supportive for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, July 25, 2013 to discuss its second quarter results. An archive of the Webcast will be available one hour after the live call through Friday, August 30, 2013. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,238,000 containers and related equipment representing approximately 2,031,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2013.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 8 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $835,785 and $766,898	$3,369,725	$3,249,374
Net investment in finance leases, net of allowances of $1,055 and $897	143,362	121,933
Equipment held for sale	39,062	47,139
Revenue earning assets	3,552,149	3,418,446
Unrestricted cash and cash equivalents	68,293	65,843
Restricted cash	28,560	35,837
Accounts receivable, net of allowances of $744 and $692	87,016	71,363
Goodwill	71,898	71,898
Deferred financing costs	28,180	26,450
Other assets	8,105	9,453
Fair value of derivative instruments	21,317	1,904
Total assets	$3,865,518	$3,701,194
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$39,193	$111,176
Fair value of derivative instruments	1,563	34,633
Accounts payable and other accrued expenses	52,204	64,936
Net deferred income tax liability	318,880	270,459
Debt	2,790,022	2,604,015
Total liabilities	3,201,862	3,085,219
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,856,307 and 36,697,366 shares issued respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	496,533	493,456
Accumulated earnings	199,442	168,447
Accumulated other comprehensive income (loss)	5,179	(8,430)
Total stockholders' equity	663,656	615,975
Total liabilities and stockholders' equity	$3,865,518	$3,701,194

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Leasing revenues:
Operating leases	$136,304	$124,303	$270,358	$243,784
Finance leases	3,152	3,552	6,250	7,250
Total leasing revenues	139,456	127,855	276,608	251,034
Equipment trading revenues	31,781	21,308	50,067	35,769
Management fee income	601	820	1,220	1,480
Other revenues	124	40	142	72
Total revenues	171,962	150,023	328,037	288,355
Operating expenses (income):
Equipment trading expenses	27,494	19,031	43,105	31,594
Direct operating expenses	6,218	6,026	12,180	11,607
Administrative expenses	10,614	11,128	22,518	22,234
Depreciation and amortization	49,832	47,169	99,149	92,374
Provision (reversal) for doubtful accounts	1,585	(183)	1,503	(169)
Net (gain) on sale of leasing equipment	(8,026)	(13,152)	(18,287)	(23,912)
Total operating expenses	87,717	70,019	160,168	133,728
Operating income	84,245	80,004	167,869	154,627
Other expenses:
Interest and debt expense	28,303	28,073	57,186	54,698
Write-off of deferred financing costs	2,578	—	2,578	—
Net (gain) loss on interest rate swaps	(5,268)	6,728	(8,420)	3,756
Total other expenses	25,613	34,801	51,344	58,454
Income before income taxes	58,632	45,203	116,525	96,173
Income tax expense	20,756	15,906	41,129	33,949
Net income	$37,876	$29,297	$75,396	$62,224
Net income per common share—Basic	$1.13	$0.88	$2.25	$1.87
Net income per common share—Diluted	$1.12	$0.87	$2.24	$1.85
Cash dividends paid per common share	$0.66	$0.58	$1.30	$1.13
Weighted average number of common shares outstanding—Basic	33,484	33,216	33,477	33,204
Dilutive stock options and restricted stock	196	418	181	399
Weighted average number of common shares outstanding—Diluted	33,680	33,634	33,658	33,603

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter ended June 30, 2013:

Average and Ending Utilization for the Quarter Ended June 30, 2013
Average Utilization	Ending Utilization
97.5%	97.5%

(1)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of June 30, 2013 (in units, TEUs and cost equivalent units, or “CEUs”):

	June 30, 2013
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,044,302	19,343	1,063,645	1,685,545	34,543	1,720,088
Refrigerated	60,125	84	60,209	115,354	149	115,503
Special	54,718	1,596	56,314	98,285	2,702	100,987
Tank	7,004	—	7,004	7,004	—	7,004
Chassis	13,377	—	13,377	23,826	—	23,826
Equipment leasing fleet	1,179,526	21,023	1,200,549	1,930,014	37,394	1,967,408
Equipment trading fleet	37,854	—	37,854	63,113	—	63,113
Total	1,217,380	21,023	1,238,403	1,993,127	37,394	2,030,521
Percentage	98.3%	1.7%	100.0%	98.2%	1.8%	100.0%

	June 30, 2013
	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,480,808	33,765	2,514,573
Percentage	98.7%	1.3%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income" and "Adjusted net income" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2013 and 2012.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and six months ended June 30, 2013 and 2012.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$37,876	$29,297	$75,396	$62,224
Add:
Depreciation and amortization	49,832	47,169	99,149	92,374
Interest and debt expense	28,303	28,073	57,186	54,698
Write-off of deferred financing costs	2,578	—	2,578	—
Income tax expense	20,756	15,906	41,129	33,949
EBITDA	139,345	120,445	275,438	243,245
Add:
Net (gain) loss on interest rate swaps	(5,268)	6,728	(8,420)	3,756
Principal payments on finance lease	10,495	8,511	19,446	17,037
Adjusted EBITDA	$144,572	$135,684	$286,464	$264,038

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income before income taxes	$58,632	$45,203	$116,525	$96,173
Add:
Write-off of deferred financing costs	2,578	—	2,578	—
Net (gain) loss on interest rate swaps	(5,268)	6,728	(8,420)	3,756
Adjusted pre-tax income	$55,942	$51,931	$110,683	$99,929
Adjusted pre-tax income per fully diluted common share	$1.66	$1.54	$3.29	$2.97
Weighted average number of common shares outstanding—Diluted	33,680	33,634	33,658	33,603

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$37,876	$29,297	$75,396	$62,224
Add:
Write-off of deferred financing costs, net of tax(a)	1,668	—	1,668	—
Net (gain) loss on interest rate swaps, net of tax(a)	(3,405)	4,352	(5,448)	2,432
Adjusted net income(a)	$36,139	$33,649	$71,616	$64,656
Adjusted net income per fully diluted common share	$1.07	$1.00	$2.13	$1.92
Weighted average number of common shares outstanding—Diluted	33,680	33,634	33,658	33,603

(a) The differences between Adjusted net income and reported net income in the three and six months ended June 30, 2013 and 2012 were due to net gains and losses on interest rate swaps, and the write-off of deferred financing costs in the three and six months ended June 30, 2013. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.